UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2004

UTSTARCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29661 (Commission File Number)	52-1782500 (I.R.S. Employer Identification No.)

1275 Harbor Bay Parkway

Alameda, California 94502

(Address of principal executive offices)    (Zip code)

(510) 864-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 1, 2004, UTStarcom, Inc. and UTStarcom Canada Company, a Nova Scotia company and a wholly owned subsidiary of UTStarcom, Inc. (collectively, the “Purchaser”) completed the acquisition of selected assets and liabilities of Audiovox Communications Corp. (“ACC”), the wireless handset division of Audiovox Corporation, pursuant to the Asset Purchase Agreement, dated as of June 11, 2004 (the “Purchase Agreement”), by and among ACC, Quintex Mobile Communications Corporation, Audiovox Communications Canada Co., the Purchaser and Audiovox Corporation.

Under the terms of the Purchase Agreement, the Purchaser has acquired selected assets and liabilities, including inventories, prepaids, third-party payables and accrued expenses, and has taken on ACC’s workforce of approximately 250 employees.  The purchase price for the ACC assets and liabilities was approximately $165.1 million in cash, subject to a post-closing adjustment based on the closing net working capital balance of the ACC business.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

To be filed by amendment

(b) Pro Forma Financial Information

To be filed by amendment

(c) Exhibits

10.1(1) Asset Purchase Agreement, dated as of June 11, 2004, by and among Audiovox Communications Corp., Quintex Mobile Communications Corporation, Audiovox Communications Canada Co., UTStarcom, Inc., UTStarcom Canada Company and Audiovox Corporation.

_______________________

(1) Incorporated by reference to Exhibit 10.101 of UTStarcom Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: November 4, 2004	By:	/s/ Michael J. Sophie
	Name:	Michael J. Sophie
	Title:	Senior Vice President of Finance and Chief Financial Officer